2000
                    CLUBCORP COMPREHENSIVE COMPENSATION PLAN


                      Article I. Establishment and Purpose

1.1.     Establishment.  The  Company  adopts the following amended and restated
ClubCorp Comprehensive Compensation Plan (the "ClubCorp Plan"), effective January 1, 2000. The ClubCorp Plan is composed of component plans for certain employee groups, as appropriate, and as approved by the Board. Such component plans are hereby adopted as appendices and made a part of this ClubCorp Plan.

1.2. Purpose. The purpose of this ClubCorp Plan is to support the critical objectives of STAR Service by utilizing total compensation targets that allow for revenue sharing, recognize levels of responsibility within the organization, consider external competitive factors and measure the caliber of performance as compared to pre-established and mutually agreed upon criteria.

1.3.       Objectives.   The  Company  is  committed  to  providing  competitive
compensation, based on comparisons of relevant jobs and job markets, internal equity considerations, benefits, privileges and perquisites.


                             Article II. Definitions

2.1. Definitions. The following terms where capitalized shall have the meanings set forth below.

(a) "Affiliate" means a partnership, LLC, subsidiary or other entity owned in part, directly or indirectly, by the Company that is designated as an Employer by the Company.

(b) "Award Date" means the first day of the Award Period following the Award Period to which the Award relates.

(c) "Award Period" means the time flame that is being measured for purposes of Award determination.

(d)     "Board" means the Board of Directors of the Company.

(e) "Cash Award" means the portion of compensation paid pursuant to this ClubCorp Plan which is payable in cash.

(f) "Cash Flow Report" means the report that is prepared at the end of each accounting period showing current and year to date revenues and expenses.

(g)     "ClubCorp" means ClubCorp Inc.

(h) "ClubCorp Plan" means this document, and all appendices, as amended from time to time by the Committee or the Company, and which supersedes all prior compensation plans.

(i) "Committee" means the committee, appointed pursuant to Section 5.1, which shall administer this ClubCorp Plan in accordance with Article V hereof.

(j) "Common Stock" means the common stock of ClubCorp authorized prior to or after the effective date of the ClubCorp Plan, or any class into which such common stock may hereafter be changed.

(k)     "Company" means ClubCorp.

(1) "Disability" means a physical or mental condition of a Participant that results in the Participant's eligibility for long-term disability benefits under the Company or an Employer's then existing long-term disability plan.

(m) "Earned Compensation Scale" means the scale which defines the percentage of Total Potential Compensation an eligible Participant could earn pursuant to the guidelines set forth in the applicable appendices to this ClubCorp Plan.

(n) "Earned Variable Compensation" means the difference between the Total Earned Compensation and the total Fixed paid to an eligible Participant pursuant to the applicable appendix of the ClubCorp Plan.

(o) "Employer" means each Affiliate who is designated by the Committee as an Employer under this plan.

(p) "Fixed" means the fixed portion of Total Potential Compensation that is payable in cash each payroll period to an eligible Participant pursuant to the procedure set forth in the applicable appendices to the ClubCorp Plan.

(q) "GOMD" means the Total Operating Revenue minus Total Operating Expenses plus net membership deposits as reflected on the Cash Flow Report.

(r) "Participant" means an employee of the Company or one of the Affiliates who is designated by the Committee to become a Participant in the ClubCorp Plan.

(s) "Restricted Stock" means Common Stock awarded to the Participant under this ClubCorp Plan, which is subject to certain restrictions as described in
Section 4 hereof.

(t) "Retirement" means a termination of employment which is treated as normal or early retirement pursuant to any qualified pension plan maintained by the Company or an Employer.

(u) "Share Value" means the fair market value of one share of Common Stock determined by the Company using a formula based on certain financial measures.

(v) "Stock Award" means the portion of compensation payable in Restricted Stock pursuant to the ClubCorp Plan.

(w) "Termination for Cause" is defined as termination of employment related to violation of a policy or policies of the Company or any Employer, where stated such violation may be grounds for termination.

(x)     "Total   Earned   Compensation"   is  defined  as  the  Total  Potential
Compensation amount multiplied by the Total Percentage Earned Compensation, or as otherwise defined in an appendix to the ClubCorp Plan.

(y) "Total Operating Expenses" means the total operating expenses of the Company as defined in the Cash Flow Report.

(z) "Total Operating Revenue" means the total operating revenue of the Company as defined in the Cash Flow Report.

(aa) "Total Percentage Earned" means the percentage of Total Potential Compensation that an eligible Participant earns, as determined on the Earned Compensation Scale in accordance with the applicable appendix to the ClubCorp Plan.

(bb) "Total Potential Compensation" is the target total compensation payable to an eligible Participant for the year in question to be calculated as set forth in the applicable appendix to this ClubCorp Plan, as may be amended from time to time.

(cc)     "Variable   Compensation"   means  the  difference  between  the  Total
Potential Compensation and the total Fixed paid to an eligible Participant, in accordance with the applicable appendix to the ClubCorp Plan.

(dd) "Willful Resignation" is defined as a resignation initiated by the employee other than termination due to death or Disability.

2.2. Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in the ClubCorp Plan, or any appendix, shall also include the feminine gender and the neuter gender, and the definition of any term in the singular shall also include the plural.


                           Article III. Participation

3.1. Participation. Participation in this ClubCorp Plan shall be limited to those employees of the Company or an Employer who are designated as Participants for a given calendar year by the Committee. The Committee may elect not to designate any Participants for a calendar year. No person shall have an automatic right to he selected as a Participant for any calendar year, and selection as a Participant for one or more calendar years does not automatically entitle the employee to become a Participant for any subsequent calendar year.


                          Article IV. Award and Payment

4.1. Awards. Awards with respect to a particular Award Period shall be determined by the Committee pursuant to the procedures summarized in the attached appendices. Each calendar year the procedure to be used to determine Awards will be established by the Committee, in its sole discretion. The application of such procedures, including any formula, modification of the procedure or formula from time to time and determination of the amount of any and all Awards is within the sole discretion of the Committee.

4.2. Vesting. All Cash and Stock Award amounts are fully vested and nonforfeitable from the Award Date, except as otherwise provided for in an appendix to the ClubCorp Plan. Any Award to be paid under this ClubCorp Plan to a Participant who is deceased shall be paid to the Participant's estate.

4.3. Change in Employment Status. Notwithstanding anything to the contrary contained in this ClubCorp Plan, if a Participant who has been a Participant in the ClubCorp Plan for a least one day during the Award Period is terminated for any reason other than Termination for Cause or Willful Resignation prior to an Award Date, the Participant shall be entitled as of the Award Date to a pro rata portion (as determined by the Committee) of the Award to which the Participant would have been entitled if he had continued in employment until the Award Date. The prorated Award will be one hundred percent (100%) vested as of the Award
Date and shall be paid to the Participant in cash as soon as practicable following the Award Date. Any part of the prorated Award that would be otherwise payable as shares of Restricted Stock will be paid in cash based on the most recent Share Value determined by the Company.

4.4. Change in Position. Notwithstanding anything to the contrary contained in this ClubCorp Plan, if a Participant who has been a Participant in the ClubCorp Plan for at least one day during the Award Period ceases to be eligible to continue to participate in the ClubCorp Plan, but continues in employment with the Company or an Affiliate, thc Participant shall be entitled as of the Award Date to a pro rata portion (as determined by the Committee) of the award to which the Participant would have been entitled if he had continued in employment without the Change in Position until the Award Date. The prorated award will be one hundred percent (100%) vested as of the Award Date and any part of the prorated award deemed to be the Cash Award shall be paid in cash to the Participant as soon as practicable following the Award Date. Any part of the prorated award which is a Stock Award shall be awarded as shares of Restricted Stock based on the most recent Share Value.

4.5. Award Payments. Awards will be paid in accordance with the terms and conditions of the attached appendices to the ClubCorp Plan, as modified by the provisions of this ClubCorp Plan.

4.6. Stock Awards. If a Participant elects to receive his benefits under this ClubCorp Plan in the form of a Stock Award, the number of shares of Restricted Stock the Participant can receive will be determined by the Committee pursuant to the procedure or formula set forth on the applicable appendix to this ClubCorp Plan. As soon as practicable following the Award Date, the Committee shall issue to each Participant an Award letter documenting the number of whole shares of Restricted Stock which have been awarded to, or, if applicable, elected by the Participant. As soon as practicable following the end of the calendar year, the Committee shall cause the Company to deliver to the Participant a certificate representing the cumulative number of the Participant's vested whole shares of Restricted Stock for thc calendar year. All shares of Restricted Stock awarded to Participants pursuant to this ClubCorp Plan (including shares received by the holders thereof as a result of any adjustment pursuant to Section 4.8) shall be subject to the following restrictions:

(a) The Participant must sign a Stockholder Agreement containing such terms and conditions as the Company shall determine from time to time in its sole discretion.

(b) Pursuant to current Company policy (which may be changed at the sole discretion of the Company), the Restricted Stock may not be sold for three years following the end of the calendar year during which it was awarded, except in the event of a financial hardship as described in Section 4.6(c).

(c) Exceptions to the holding requirements set forth in this section for an event of a financial hardship will be considered by the Committee on a case by case basis and shall be subject to the hardship rules as set forth in 26 U.S.C. 401(k) (such as the purchase of a primary residence, payment of medical expenses for immediate family, post-secondary tuition and prevention of foreclosure or eviction from principal residence). The Participant shall be required to submit a letter describing the financial hardship and supporting documentation to the Committee or its designee. If the Committee determines that the request satisfies the 401(k) hardship roles, the approved request will be forwarded to the Treasury Department of ClubCorp for processing. The Participant will be instructed to send the stock certificate and Sale of Stock memo to the Treasury Department for purchase by ClubCorp at the most currently available Share Value.

(d) The Company may provide in the Stockholder Agreement for: (I) any other restrictions on any shares of Restricted Stock used pursuant to this ClubCorp Plan as it may deem advisable, including, without limitation, restrictions based on market appreciation of Common Stock, increases in the revenues, sales, net worth or net earnings of the Company or any Affiliate, division or other component thereof, amendments to the ClubCorp Plan, or the attainment of any other business or financial goal of the Company and (II) such further restrictions as may be advisable to comply with law, including the requirements of the Securities Act of 1933, as amended, any stock exchange upon which such share or shares of the same class are then listed and under any state securities or other laws applicable to such shares.

4.7. Nature of Obligations. All amounts payable under this ClubCorp Plan shall be paid as a general obligation of the Company or an Employer. No Participant shall have any right, title or interest whatever in or to, or any preferred claim in or to, any investment reserves, accounts or funds that the Company or an Employer may purchase, establish or accumulate to aid in providing the payments described in this ClubCorp Plan. Nothing contained in this ClubCorp Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company or any Employer and a Participant or any other person.

4.8. Adjustments to Common Stock. In the event of any share dividend on Common Stock, any stock split, the issuance of rights to subscribe to additional Common Stock, or any recapitalization, merger, reorganization or combination of the Company, a fair and equitable adjustment, as determined by the Committee in its sole discretion, shall be made in the number of shares of Common Stock issued to the Participant.

4.9. Tax Withholding. The Company or any Employer may withhold or cause to be withheld from any Award payment any federal, state or local taxes required by law to be withheld with respect to such payment and such sum as the Company or an Employer may reasonably estimate as necessary to cover any taxes for which the Company or an Employer may be liable and which may be assessed with regard to such payment.

4.10. Nontransferability. No Participant shall have any rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this ClubCorp Plan.


                            Article V. Administration

5.1. Administration and Appointment. The ClubCorp Plan shall be administered by the person or persons designated by the Board as Committee members. The Board may remove any Committee member at any time, with or without cause, and may appoint successors to any removed or resigned members. There is no minimum or maximum number of Committee members. In the absence of any designated individuals, the Board shall serve as the Committee.

5.2. Committee Authority. The Committee shall have the right to execute all powers reserved to the Board of the Company by this ClubCorp Plan to the extent delegated in writing to the Committee by the Board. The determination of the Committee as to any disputed questions of construction and interpretation shall be final, binding and conclusive upon all persons. The Committee's determinations as to which employees shall become Participants in the ClubCorp Plan for a particular calendar year and the Awards made shall be final, binding and conclusive upon all persons. The Committee shall have the right to delegate any of its powers or duties under the ClubCorp Plan and the person to whom any such powers or duties are delegated shall have the right to execute such powers or duties.

5.3. Expenses. The expenses of administering the ClubCorp Plan shall be borne by the Employers.

5.4.     Indemnification  and  Exculpation.    The  members  of  the  Committee,
officers, directors and employees of the Company and the Affiliates ("Indemnities") shall be indemnified and held harmless by the Employers against and from any and all loss resulting from liability to which the Indemnities may be subjected by reason of any act or conduct (except fraud, willful, intentional, or reckless misconduct) including all expenses reasonably incurred in their defense in ease the Employers fail to provide such defense.


                  Article VI. Merger, Amendment and Termination

6.1. Merger, Consolidation or Acquisition. In the event of a merger, consolidation or acquisition where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to terminate the ClubCorp Plan, this ClubCorp Plan shall continue.

6.2. Amendment and Termination. The Company expressly reserves the right to amend the ClubCorp Plan at any time and in any manner, including the making of retroactive amendments, and the right to terminate the ClubCorp Plan at any time; provided, however, that in the event of an amendment or termination of the ClubCorp Plan, Awards previously awarded by the Committee shall continue to be obligations of the Company and the Employers and shall be paid as provided under
Section 4.2 hereof except as may be prohibited by or as necessary to comply with any applicable law.


                           Article VII. Miscellaneous

7.1. Severability. In the event any provisions of the ClubCorp Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the ClubCorp Plan, but the ClubCorp Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the ClubCorp Plan.

7.2. Applicable Law. This ClubCorp Plan shall be governed and construed in accordance with the laws of the State of Texas.

7.3. ClubCorp Plan Not an Employment Contract. This ClubCorp Plan is not an employment contract. It does not give any person the fight to be continued in employment, and all employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status.


                    Article VIII. Participation By Employers

8.1. Adoption of ClubCorp Plan by Affiliate. Any Affiliate, whether or not presently existing, may adopt this ClubCorp Plan with the consent of the Company.

8.2. Rights and Obligations of the Company and the Employers. Throughout this instrument, a distinction is purposely drawn between rights and obligations of the Company and the rights and obligations of the Employers. The rights and obligations specified as belonging to the Company shall belong solely to the Company. Any failure by an Employer to fulfill its own obligations under this ClubCorp Plan shall have no effect upon any other Employer.

8.3. Withdrawal from ClubCorp Plan. Any Employer may withdraw from the ClubCorp Plan upon giving the Company at least sixty (60) days' notice in writing of its intention to withdraw. Such withdrawal shall terminate all obligations of the withdrawn Employer under the ClubCorp Plan as of the date the Company accepts the Employer's withdrawal. An Employer may withdraw from this ClubCorp Plan without affecting any other Employer; provided, however, that in the event of a withdrawal by an Employer, obligations of that Employer, as well as the Company and the remaining Employers, if any, as to Awards previously awarded by the Committee, pursuant to Section 4.1 hereof, shall continue to be obligations of the Company and the Employers, including the withdrawing Employer and shall be paid as provided under Section 4.5 hereof except as may be prohibited by or as necessary to comply with any applicable law.

IN WITNESS WHEREOF, ClubCorp, Inc. has caused this instrument to be executed on this 31 day of January, 2000.
      --           -------

                              CLUBCORP, INC.

                              By:      /s/Robert H. Dedman, Jr.
                                       ------------------------

                              Title:   President  and  Chief Executive Officer
                                       ---------------------------------------


                 APPENDIX A: CLUBCORP MANAGER COMPENSATION PLAN

                                 I. PLAN DESIGN

A. Relationship to the ClubCorp Plan. This ClubCorp Manager Compensation Plan (the "Manager Plan") is a part of and is governed by the terms and conditions of the ClubCorp Plan. All terms which are initially capitalized in the Manager Plan and are not defined in the Manager Plan, have the same meaning as the terms defined in the ClubCorp Plan. All provisions of the ClubCorp Plan apply except to the extent they directly conflict with the terms of this Manager Plan.

B. General Plan Description. The Manager Plan is designed to encourage focus on the critical elements of the Club Manager position (as defined on the performance evaluation form) and to recognize and reward unit level financial and qualitative performance. The Manager Plan consists of two components, the Target Plan and the Partner Plan. Financial performance for most managers is measured by GOMD performance under the Partner Plan. The Partner Plan is an annual ClubCorp Plan and earnings are distributed once a year. In development or redevelopment clubs and in some cases management agreement clubs, specific financial targets are established as the measure of financial performance and this approach is referred to as the Target Plan. The Target Plan is an annual ClubCorp Plan and earnings are distributed annually. Total Potential Compensation targets are established for both the Target and the Partner Plans by evaluating the market value and complexity of the position, the size of the property, and the earnings history achieved at each property. Earned Variable Compensation is distributed to Participants in the form of Cash Awards and/or Stock Awards.

C. Eligibility. All Club Managers, to the extent designated as Participants pursuant to Section 3.1 of the ClubCorp Plan, shall participate in the Manager Plan, subject to the terms and conditions of the ClubCorp Plan.


                         II. COMPONENTS OF COMPENSATION

A. Total Potential Compensation consists of two components, the Fixed and Variable Compensation.

B. Total Earned Compensation equals the percentage of compensation that is earned based on unit financial performance, modified by the rating of the performance evaluation. Total Earned Compensation will generally equal 68% to 120% of Total Potential Compensation.

C. Overachievement is earned by an increase in the amount of GOMD produced or exceeding financial targets, and receiving consistent above average performance ratings. For the Partner Plan, Total Potential Compensation is defined as a percentage of GOMD. For the Target Plan, Total Potential Compensation is the sum of the established Fixed and the Variable Compensation associated with each financial target.


                 III. PERFORMANCE EVALUATIONS AND AWARD AMOUNTS

Performance evaluations are completed once a year. Performance measures generally include member relations, employee partner relations and financial partner expectations. The performance rating determines the percentage of earned Total Potential Compensation. The performance and earnings scale is shown on the example of the Partner Plan approach below. As soon as practical following the close of each Award Period, the Committee shall determine the amount of the Total Earned Compensation, if any, to which each Participant is entitled with respect to such Award Period.


                                IV. DISTRIBUTION

The Fixed compensation is paid in cash, each payroll period. Earned Variable Compensation will be paid as a Cash Award and as a Stock Award to the extent elected by the Participant in accordance with procedures established by the Committee. The percentage of Earned Variable Compensation to be paid in Restricted Stock will be elected annually by the Club Manager. The elected percentage can be 0% to 100%, in 10% increments. No partial shares will be issued.


                              V. CAPITAL EXPANSIONS

The calculation of all Awards made pursuant to the Manager Plan is subject to modification intended to reflect the appropriate return on the capital expansion. Capital expansions axe expected to generate a 20% return on investment for the life of the project, with a minimum of 12% return each year. The partner percentage is modified by calculating the expected return from the expansion (the percentage to be determined by the V.P. but in no case less than 12%), and adjusting the partner percentage accordingly. The targeted amount of the established Total Potential Compensation will remain unchanged.

EXAMPLE

    Capital Expansion Detail        Partner Plan Comp Detail
----------------------------------  ------------------------
                                    Original     Modified
                                    -----------  -----------
Expansion Cost         $1,000,000
Cost of Capital                12%
Expected Return        $  120,000
GOMD                                $1,000,000   $1,120,000
Total Potential Comp                $  100,000   $  100,000
Total Partner %                             10%         8.9%

Capital Replacements. When actual capital replacement expenditure exceeds the established capital reserve or budget, the excess capital spending will be reflected as a reduction to the GOMD.

PARTNER PLAN EXAMPLE

The Partner Plan is an annual plan. Performance is evaluated annually and the year-end performance rating is applied to determine the Manager's Earned Variable Compensation.

ANNUALIZED GOMD & POTENTIAL COMPENSATION
----------------------------------------

Annual GOMD                               $800,000
Total Potential Compensation 10% GOMD     $ 80,000
Fixed                                     $ 60,000
Variable                                  $ 20,000


PERFORMANCE EVALUATION EARNINGS SCALE
-------------------------------------

 Ratings       % Earned       Rating  % Earned
---------  -----------------  ------  ---------
Below 2.4  Draw (Fixed Only)    3.70        94%
2.40                     68%    3.80        96%
2.50                     70%    3.90        98%
2.60                     72%     4.0       100%
2.70                     74%    4.10       102%
2.80                     76%    4.20       104%
2.90                     78%    4.30       106%
3.0                      80%    4.40       108%
3.10                     82%    4.50       110%
3.20                     84%    4.60       112%
3.30                     86%    4.70       114%
3.40                     88%    4.80       116%
3.50                     90%    4.90       118%
3.60                     92%     5.0       120%

The performance rating determines the percentage of Total Potential Compensation earned. For example, a performance rating of 3.5 results in a layout of 90%. To apply this to calculate actual earnings, multiply 90% times the Total Potential Compensation. After calculating the total compensation earned, subtract the Fixed amount to determine the amount of the Variable Compensation.

Example Calculation of Annual Earnings
--------------------------------------

GOMD, period 1 to 13          $770,000

Annual Performance Period
---------------------------

Total Potential               $ 77,000 (10%  GOMD)
Total Earned Compensation     $ 69,300
Fixed Pay                     $ 60,000
Earned  Variable              $  9,300

Example Distribution
--------------------

The Manager elected to have 20% of variable compensation paid in stock and 80% paid in cash. The number of shares issued is determined at the end of the performance period at the then current stock price. Certificates are issued annually as soon as administratively possible.

Earned Variable Cash  (80%) $7,440
Earned Variable Stock (20%) $1,860

TARGET  PLAN  EXAMPLE

The Target Plan is an annual plan. Financial measures are determined based on the critical business needs of a particular unit. For example, where member enrollments and GOP improvement is critical, financial targets may be based on Initiation Deposit (ID) plans and Gross Operating Profit (GOP) targets. Performance is evaluated annually and the year-mad performance rating is applied to financial performance levels to determine the Manager's Earned Variable Compensation. Performance measures generally include member relations, employee partner relations and financial partner expectation.


                APPENDIX B. OFF-SITE OPERATIONS COMPENSATION PLAN

                                 I. PLAN DESIGN

A. Relationship to the ClubCorp Plan. This Off-Site Operations Compensation Plan ("Off-Site Plan") is part of and is governed by the terms and conditions of the ClubCorp Comprehensive Compensation Plan ("ClubCorp Plan"), All terms which are initially capitalized in the Off-Site Plan and are not defined in the Off-Site Plan have the same meaning as the terms defined in the ClubCorp Plan. All provisions of the ClubCorp Plan apply except to the extent they directly conflict with the terms of this Off-Site Plan.

B.     General  Plan  Description.  Total  Potential  Compensation  targets  are established by the Committee for the off-site positions by evaluating the responsibilities, complexity and impact of each job, internal equity and market competitive information. Specific financial targets are established as the measure of financial performance. Qualitative performance is based on the results of a documented performance appraisal. Total Earned Variable compensation is distributed to Participants in the form of Cash Awards and/or Stock Awards. The Off-Site Plan is an annual ClubCorp Plan and earnings are distributed annually.

C. Eligibility. All off-site operations staff, to the extent designated as Participants pursuant to Section 3.1 of the ClubCorp Plan, shall participate in the Off-Site Plan, subject to the terms and conditions of the CIubCorp Plan.


                          II. COMPONENTS OF COMPENSATION

A. Total Potential Compensation consists of two components, the Fixed and Variable Compensation.

B. Total Earned Compensation equals the amount earned based on achievement of financial targets plus the amount earned based on the individual performance rating.

C. Overachievement, if applicable, is defined on the variable earnings scale.

D. Minimum targets for the individual target and at least one of the financial targets must be achieved to qualify for any payout.


                                III. DISTRIBUTION

Fixed Compensation is paid in cash, each payroll period. Earned Variable Compensation will be paid as a Cash Award and as a Stock Award to the extent elected by the Participant in accordance with procedures established by the Committee. The percentage of Earned Variable Compensation to be paid in Restricted Stock will be elected annually by the Participant. The elected percentage can be 0% to I00%, in 10% increments. No partial shares will be issued.


                       APPENDIX C: CORPORATE COMPENSATION PLAN

                                 I. PLAN DESIGN

A. Relationship to the ClubCorp Plan. This ClubCorp Corporate Comprehensive Compensation Plan (the "Corporate Plan") is a part of and is governed by the terms and conditions of the ClubCorp Comprehensive Compensation Plan ("ClubCorp Plan"). All terms which are initially capitalized in the Corporate Plan and are not defined in the Corporate Plan have the same meaning as the terms defined in the ClubCorp Plan. All provisions of the ClubCorp Plan apply except to the extent they directly conflict with the terms of this Corporate Compensation Plan.

B. General Plan Description. Total Potential Compensation targets are established by the Committee for the corporate management positions by evaluating the responsibilities, complexity and impact of each job, internal equity and market competitive information. Specific financial targets are established as the measure of financial performance. Qualitative performance is based on the results of a documented performance appraisal. Total Earned Variable compensation is distributed to Participants in the form of Cash Awards and/or Stock Awards. The Corporate Plan is an annual ClubCorp Plan and earnings are distributed annually.

C. Eligibility. All corporate management staff, to the extent designated as Participants pursuant to Section 3.1 of the ClubCorp Plan, shall participate in the Corporate Plan, subject to the terms and conditions of the ClubCorp Plan.


                         II. COMPONENTS OF COMPENSATION

A. Total Potential Compensation consists of two components, the Fixed and Variable Compensation.

B. Total Earned Compensation equals the amount earned based on achievement of financial targets plus the amount earned based on the individual performance rating.

C.     Over achievement - defined on the variable earnings scale, if applicable.

D. Minimum targets for the individual target and at least one of the financial targets must be achieved to qualify for any payout.


                                III. DISTRIBUTION

Fixed Compensation is paid in cash, each payroll period. Earned Variable Compensation will be paid as a Cash Award and as a Stock Award to the extent elected by the Participant in accordance with procedures established by the Committee. The percentage of Earned Variable Compensation to be paid in Restricted Stock will be elected annually by the Participant. The elected percentage can be 0% to 100%, in 10% increments. No partial shares will be issued.